EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

				From
				Inception
	3 Months	12 Months	12 Months	August 31, 2012	March 30, 2012	52 Weeks	52 Weeks
	Ended	Ended	Ended	through	through	Ended	Ended
	March 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	August 30, 2012	March 29, 2012	March 31, 2011
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$8,744	$70,622	$52,286	$(36,002)	$54,202	$(88,923)	$(135,019)
Add:Fixed charges (below)	67,796	273,000	291,347	94,923	135,487	323,945	308,387
Amortization of capitalized interest	203	986	—	—	549	1,319	1,477
Distributed income of equity investees	14,486	35,243	31,501	10,226	7,051	33,112	35,893
Less:Interest capitalized (below)	(37)	(315)	(511)	—	(14)	(58)	(64)

Earnings for ratio	91,192	379,536	374,623	69,147	197,275	269,395	210,674

FIXED CHARGES:
Interest on borrowings	26,079	111,072	129,963	45,259	67,614	161,645	143,522
Interest on capital and financing lease obligations	2,373	9,867	10,264	1,873	2,390	5,968	6,198
Interest capitalized	37	315	511	—	14	58	64
Estimated interest portion of rental expense (1)	39,307	151,746	150,609	47,791	63,029	148,442	150,625
Estimated interest portion of rental expense (1)-discontinued operations	—	—	—	—	2,441	7,832	7,979

Fixed Charges	67,796	273,000	291,347	94,923	135,487	323,945	308,387

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$—	$25,776	$—	$54,550	$97,713

RATIO OF EARNINGS TO FIXED CHARGES	1.3	1.4	1.3		1.5

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.